UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): March 8, 2007
Aeropostale, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-31314 (Commission File Number)	31-1443880 (IRS Employer Identification No.)
112 West 34th Street, 22nd Floor, New York, New York 10120
(Address of principal executive offices, including Zip Code)
(646) 485-5398
(Registrant’s telephone number, including area code)
Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):
☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))
☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

ITEM 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Aeropostale, Inc. today announced that it has entered into an Employment Agreement, effective March 16, 2007, with Mindy Meads, the Company’s President. A summary of the material terms of the Employment Agreement are as follows:

We entered into an employment agreement with Mindy Meads, our President, effective March 16, 2007 that is in effect through March 16, 2010. For fiscal 2007, Ms. Meads receives an annual base salary of $700,000, an annual incentive bonus, guaranteed for the Company’s 2007 fiscal year to be $775,000 and medical and other benefits. Ms. Meads has an opportunity to earn an annual bonus of up to 250% of Ms. Meads’ then applicable base salary, dependent upon the Company’s and her individual performance. Ms. Meads’ annual bonus is capped at two and one-half times her base salary in respect of any fiscal year. The annual bonus is payable pursuant to the terms of the Executive Incentive Bonus Plan. Upon commencement of her employment agreement, Ms. Meads will received a grant from the Company of (i) 40,000 shares of the Company’s restricted stock which vests over three (3) years and (ii) 30,000 options to purchase shares of the Company’s common stock which vest 25% per year over four (4) years. It is the Company’s intention to nominate Ms. Meads, at the Company’s June 2007 Annual Shareholders Meeting, to become a member of the Company’s Board of Directors.

Ms. Meads is entitled to participate on the same basis as other executive employees of the Company, in any pension, life insurance, health insurance, short-term disability, hospital plans and other benefit plans presently in effect. In addition, Ms. Meads receives an automobile allowance in the amount of $8,500 per year.

If we terminate Ms. Meads’ employment without cause, if Ms. Meads resigns her position as a consequence of a material reduction of her responsibilities that is not rescinded within fifteen days or a material breach of our agreements with her occurs and continues more than fifteen days, she will be entitled to receive the greater of her base salary for the remainder of the term of the employment agreement and one and one quarter times her then applicable base salary. Ms. Meads will also be entitled to receive a pro rata portion of the annual bonus that would have been payable for the fiscal year in which such termination occurs.

If Ms. Meads’ employment with our company terminates prior to the end of the contract term for any of the reasons outlined in the preceding paragraph, she will be restricted from engaging in competitive activities for twelve months after the termination date of her employment if termination occurs during the first year of the employment agreement, or for fifteen months after the termination date of her employment if termination occurs after the first year of the employment agreement, and she will also be restricted from soliciting Company employees for that same period of time.

ITEM 7.01	Regulation FD Disclosure.

On March 8, 2007 Aeropostale, Inc. issued a press release announcing the appointment of Mindy C. Meads as President and Chief Merchandising Officer effective March 16, 2007.

ITEM 9.01	Financial Statements and Exhibits.

C) Exhibits

1.	99.1 Employment agreement effective March 16, 2007 with Mindy Meads, President.

2.	99.2 Press release dated March 8, 2007, announcing Mindy C. Meads as President and Chief Merchandising Officer.

SIGNATURES
     According to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Aeropostale, Inc.
/s/ Michael J. Cunningham
Michael J. Cunningham
Executive Vice President — Chief Financial Officer

Dated: March 8, 2007